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[On Shearman & Sterling Letterhead
599 Lexington Avenue
New York, New York 10022]
(212) 848-4000

                              February 25, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies/Gentlemen:

            We have acted as counsel for Zweig Series Trust (the "Trust"), a Delaware business trust and previously organized as a Massachusetts business trust. As counsel to the Trust, we are familiar with the registration of the Trust under the Investment Company Act of 1940, as amended (File No. 811-4116), and the registration of its shares of beneficial interest designated as Zweig Cash Fund, Zweig Government Fund, Zweig Growth & Income Fund, Zweig Strategy Fund, Zweig Appreciation Fund, and Zweig Managed Assets, each with no par value (the "Shares"), under the Securities Act of 1933 (the "1933 Act"), pursuant to a registration statement on Form N-1A (File No. 2-93538) (the "Registration Statement"), including the prospectuses and statements of additional information dated November 1, 1996, as supplemented from time to time (the "Prospectus"), forming a part thereof.

            We have examined and relied upon such corporate records of the Trust and such other documents and certificates of public officials and officers and representatives of the Trust as we have deemed necessary and appropriate to render the opinion expressed herein. With respect to all matters concerning Massachusetts law, we have relied upon the opinion of Lane Altman & Owens LLP, local counsel to the Trust, an executed copy of which is annexed hereto as Exhibit A. With respect to all matters concerning Delaware law, we have relied upon the opinion of Morris, Nichols, Arsht & Tunnell, local counsel to the Trust, an executed copy of which is annexed hereto as Exhibit B.

            On the basis of the foregoing, it is our opinion that the 343,710,075 Shares sold and issued by the Trust during the fiscal year ended December 31, 1996 against receipt of the net asset value of such Shares, as described in the Prospectus, were validly and legally issued, fully paid and non-assessable under the laws of the Commonwealth of Massachusetts or the State of Delaware, as the case may be.


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Securities and Exchange Commission       2                     February 25, 1997


            This opinion does not extend to the laws of any jurisdiction other than the laws of the State of New York, the laws of the Commonwealth of Massachusetts or the State of Delaware as they apply to business trusts (to the extent of and based upon the enclosed opinions of Lane Altman & Owens LLP and of Morris, Nichols, Arsht & Tunnell, respectively) and the federal securities laws.

             We consent to filing this opinion with the Securities and Exchange Commission (the "Commission") in connection with the filing of the Trust's Rule 24f-2 Notice for the fiscal year ended December 31, 1996. In giving this consent, we do not hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the 1933 Act or the rules and regulations thereunder.


                                        Very truly yours,


                                        /s/ Shearman & Sterling
                                        -----------------------
                                        Shearman & Sterling


PSS/JJD